UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

HOLLYSYS AUTOMATION TECHNOLOGIES LTD.

(Exact name of registrant as specified in its charter)

British Virgin Islands	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

No. 2 Disheng Middle Road Beijing Economic-Technological Development Area Beijing, People’s Republic of China	100176
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	NASDAQ Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:                  (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

Reference is hereby made to the Registration Statement on Form 8-A filed by Hollysys Automation Technologies Ltd., a British Virgin Islands company (the “Company”), with the Securities and Exchange Commission (the “SEC”) on September 21, 2010 (the “Registration Statement”), relating to the Rights Agreement, dated as of September 27, 2010 (the “Rights Agreement”), between the Company and Continental Stock Transfer & Trust Company, as Rights Agent. Such Registration Statement is hereby incorporated herein by reference.

On September 24, 2020, the Company entered into an amendment and restatement of the rights agreement (as so amended and restated, the “Amended and Restated Rights Agreement”), to, among other things, extend the expiration date of the rights contained therein from September 27, 2020 to September 27, 2030, decrease the threshold of the triggering event from 20% to 15%, and include certain modernizing changes to account for certain synthetic equity positions when determining the beneficial ownership of the Company’s shareholders.

The foregoing summary of the Amended and Restated Rights Agreement is qualified in its entirety by reference to the full text of the Amended and Restated Rights Agreement, which is filed as Exhibit 4.1 to the Company’s Form 6-K, filed with the SEC on September 25, 2020, and is incorporated herein by reference. A copy of the Rights Agreement and a summary of its material terms were filed with the SEC on Form 6-K on September 21, 2010 (incorporated herein by reference by Exhibit 4.2).

Item 2. Exhibits.

1.

Amended and Restated Rights Agreement, dated as of September 24, 2020, between Hollysys Automation Technologies Ltd. and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated herein by reference to Exhibit 4.1 of the Report on Form 6-K dated September 25, 2020 of Hollysys Automation Technologies Ltd.)

2.

Rights Agreement, dated as of September 27, 2010, between Hollysys Automation Technologies Ltd. and Continental Stock Transfer & Trust Company, as Rights Agent, which includes the Form of Certificate of Rights Certificate as Exhibit A and the Form of Summary of Rights as Exhibit B (incorporated by reference to Exhibit 4.1 of the Report on Form 6-K dated September 21, 2010 of Hollysys Automation Technologies Ltd.)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

HOLLYSYS AUTOMATION TECHNOLOGIES LTD.

By:	/s/ Chit Nim (Colin) Sung
Name: Chit Nim (Colin) Sung
Title: Chief Executive Officer

Date: September 25, 2020

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